EXHIBIT (h)(5)(b)


                              AMENDED AND RESTATED
                           SHAREHOLDER SERVICES PLAN

This Shareholder Services Plan (the "Plan") dated July 1, 2005 constitutes the shareholder services plan of the Shares of the series ("the Funds") and classes of Forward Funds (the "Trust") listed on Exhibit A.

      SECTION 1. Each Fund is authorized to pay banks and their affiliates and other institutions, including broker-dealers ("Participating Organizations") an aggregate fee in an amount not to exceed on an annual basis 0.20% for Advisor Class Shares (except the Accessor Frontier Markets Fund), 0.15% for Investor Class Shares, 0.05% for Institutional Class Shares (except the Forward HITR
Fund), 0.20% for Class A Shares and an aggregate fee in an amount not to exceed on an annual basis 0.25% for Class C Shares (the Advisor Class, Investor Class, Institutional Class, Class A and Class C Shares are collectively referred to herein as "Shares") of the average daily net asset value of the respective class of Shares of such Fund (the "Plan Fee") attributable to or held in the name of a Participating Organization for its clients as compensation for providing service activities pursuant to an agreement with a Participating Organization.

      SECTION 2. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

      SECTION 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

      SECTION 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

      SECTION 5. The Plan may be terminated as to a particular Class of Shares or as to all Classes of Shares at any time, without any penalty, by a vote of the majority of the Trustees on 60 days' notice.

      SECTION 6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

            (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days' written notice to any other party to the agreement; and

            (b) That such agreement shall terminate automatically in the event of its assignment.

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      SECTION 7. The Plan may not be amended to increase  materially  the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

      SECTION 8. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

FORWARD FUNDS

By:    /s/ J. Alan Reid, Jr.
       -----------------------------------

Name:  J. Alan Reid, Jr.

Title: President

Approved: June 9, 2005
Amended December 7, 2006
Amended March 8, 2007
Amended January 8, 2008
Amended May 1, 2008
Amended September 16, 2008
Amended November 7, 2008

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                                   EXHIBIT A

                (TO THE FORWARD FUNDS SHAREHOLDER SERVICES PLAN)

                                NOVEMBER 7, 2008

                         ACCESSOR FRONTIER MARKETS FUND
           ACCESSOR STRATEGIC ALTERNATIVES FUND (INVESTOR CLASS ONLY)
                      FORWARD ASIA EX-JAPAN EQUITIES FUND
                        FORWARD BANKING AND FINANCE FUND
                      FORWARD EASTERN EUROPE EQUITIES FUND
                         FORWARD EMERGING MARKETS FUND
                              FORWARD GROWTH FUND
                               FORWARD HITR FUND
                       FORWARD INTERNATIONAL EQUITY FUND
                    FORWARD INTERNATIONAL FIXED INCOME FUND
                   FORWARD INTERNATIONAL SMALL COMPANIES FUND
                         FORWARD LARGE CAP EQUITY FUND
                              FORWARD LEGATO FUND
                    FORWARD LONG/SHORT CREDIT ANALYSIS FUND
                             FORWARD MINI-CAP FUND
                      FORWARD PROGRESSIVE REAL ESTATE FUND
                         FORWARD SMALL CAP EQUITY FUND
                             SIERRA CLUB STOCK FUND